Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Suzanne Winter, an individual (“Executive”), and Accuray Incorporated, a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, the “Company”).

Recitals

A. Executive has been employed by the Company pursuant to an employment agreement by and between the Company and Executive effective as of February 3, 2025 (the “Employment Agreement”), and currently is serving as President and Chief Executive Officer;

B. Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2. End of Employment and Service as a Director. Executive’s employment with the Company and its Related Entities has ended or will end effective as of October 19, 2025 (the “Termination Date”). If Executive is an officer or a member of the Board of Directors of the Company and/or its Related Entities (the “Board”) Executive hereby voluntarily resigns from any such officer positions and the Board, effective October 19, 2025.

3. Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

4. Payments Upon Termination. Executive will be entitled to receive payment of the following: (i) all earned but unpaid compensation (including any accrued but unpaid vacation, as applicable) through the effective date of termination, payable on or before the termination date; and (ii) reimbursement, made in accordance with Section 4(e) of the Employment Agreement, of any monies advanced or incurred by Executive in connection with his/her employment for reasonable and necessary Company-related expenses incurred on or before the Termination Date. The provisions of this Agreement shall not waive or terminate any rights to compensation or vested benefits under the Company’s benefits plans or as required by law, or to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

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5. Consideration. In return for Executive’s promises in this Agreement, in lieu of the Severance Benefits (as defined in the Employment Agreement), the Company will provide Executive with the following benefits, subject to this Agreement becoming effective and irrevocable and the terms and conditions set forth in the Employment Agreement, including, but not limited to, Section 16 thereof (the “Consideration”):

(a) continued payment of Executive’s Base Salary (less necessary withholdings and authorized deductions) through November 30, 2025 in accordance with the Company’s normal payroll practices;

(b) payment of $750,000 (the equivalent of the Base Salary that Executive would have earned over the next twelve (12) months following the termination date) (less necessary withholdings and authorized deductions), payable in twelve equal monthly installments on the first regularly scheduled Company payroll date of each month following November 30, 2025;

(c) payment of $50,000 (less necessary withholdings and authorized deductions), payable in twelve equal monthly installments on the first regularly scheduled Company payroll date of each month following November 30, 2025;

(d) subject to Section 5(g) of the Employment Agreement, reimbursement of insurance premiums payable to retain group health coverage as of the termination date for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for fourteen (14) months from the date Executive becomes COBRA eligible or the maximum period of COBRA coverage, whichever is less; provided that Executive must submit a reimbursement request in accordance with Company policy within thirty (30) days of paying such insurance premiums. The Company will reimburse Executive within thirty (30) days of receiving a properly submitted request or, at Executive’s election, pay such premiums directly for such fourteen (14) month period;

(e) continued vesting of Executive’s outstanding Company equity awards through November 30, 2025 in accordance with their terms, subject to Executive continuing to be a Service Provider (as defined in the Company’s Amended and Restated 2016 Equity Incentive Plan) to the Company under the Consulting Agreement (as defined in Section 8 below) through November 30, 2025; and

(f) payment for executive outplacement assistance services with the Company’s current outplacement services vendor and in accordance with the Company’s current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date.

6. Effect of Revocation or Subsequent Employment.

(a) If Executive properly revokes this Agreement in accordance with Section 12 below, Executive shall not be entitled to receive the payments and benefits under Section 5, above, except that Executive’s rights under COBRA will continue (but not, for purposes of clarity, the right to be reimbursed for COBRA premiums or receive any COBRA Substitute Payments (as defined in the Employment Agreement)).

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(b) The Company’s obligation to reimburse premiums for insurance coverage under COBRA or otherwise will be extinguished as of the date Executive’s coverage begins under the group health plan of any new employer or would have begun had Executive elected to participate in any such group health plan. If Executive violates the restrictions in Section 17, below, the Company’s obligation to pay premiums for insurance under COBRA or otherwise will be immediately extinguished, and the other remedies specified in Section 17, below, shall apply.

7. Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to him/her as a result of his/her employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise. Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 7 shall not terminate any rights Executive has under Section 3 of this Agreement or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Bylaws or separate indemnification agreement, as applicable.

8. Status of Related Agreements and Future Employment.

(a) Consulting Agreement. On or prior to October 20, 2025, Executive shall enter into a consulting agreement (the “Consulting Agreement”) on the Company’s standard form pursuant to which, among other things, Executive will provide transition services to the Company.

(b) Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date. In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

9. Release by Executive.

(a) Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself/herself and his/her heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, stockholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his/her employment or the termination of his/her employment with the Company and its Related Entities and/or his/her service as an officer of any of the Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b) Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public

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policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law.

(c) Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”). Nothing contained in this Section 9 waives any right Executive may have to unemployment compensation benefits.

10. Waiver of Civil Code Section 1542.

(a) Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he/she may have under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b) Executive expressly waives and releases any rights and benefits which he/she has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11. Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he/she might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

12. Review and Revocation Rights. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive execution of this Agreement to revoke this

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Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

13. [Reserved].

14. No Filings. Subject to the “Protected Activity Not Prohibited” section below, Executive represents that he/she has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement, and that Executive is not aware of any facts that would support any Claims or any compliance-related or code of ethics violations of any kind whatsoever against the Company Releasees, including without limitation any claims for any work-related injuries.

15. Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him/her during the course of or related to his/her employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, technology and product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement. Executive represents and warrants that he/she has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof (other than a copy of the Employee Handbook and personnel records relating to Executive’s employment). Executive further represents and warrants that he/she does not have in his/her possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his/her promises in Section 6 of the Employment Agreement, Executive agrees that he/she will not disclose to any person or use any such information, observations or data without the written consent of the Board. If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he/she is contacted by any third person requesting such information, he/she will notify the Board as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will (i) affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding or (ii) in any way limit or prohibit Executive from engaging in activity protected under the “Protected Activity Not Prohibited” section below.

16. Continuing Obligations. Executive shall continue to comply with all legally enforceable continuing obligations that Executive has to the Company, as set forth in the Employment Agreement, including, but not limited to, Sections 6 through 13 of the Employment Agreement, and in the Employee Confidentiality and Inventions Agreement (as defined in the Employment Agreement).

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17. Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 13, 15 and 16 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 17, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by Executive, including Sections 13, 15 and 16, Executive shall forfeit, and the Company and its Related Entities may withhold payment of any unpaid portion of, the Consideration provided under Section 5, above.

18. Cooperation Clause.

(a) Without limiting Executive’s obligations under the Consulting Agreement, to facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the twelve (12)-month period following the Effective Date, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his/her employment.

(b) Without limiting Executive’s obligations under the Consulting Agreement, for the twelve (12)-month period following the Effective Date, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities. The Company will promptly reimburse Executive for his/her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his/her duties under this Section 18. Subject to the “Protected Activity Not Prohibited” section below, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Company Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. Subject to the “Protected Activity Not Prohibited” section below, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance. No Future Employment. Executive understands that his/her employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he/she will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

19. Tax Issues. The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him/her, shall be subject to Section 16 of the Employment Agreement.

20. Non-disparagement. Subject to the “Protected Activity Not Prohibited” section below, Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company Releasees and to provide truthful, positive references for the Company to internal and external stakeholders. In addition, nothing in this Section 20 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

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21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

22. Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, stockholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement, except for its attorneys’ fee provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA and except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

24. Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

25. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

26. Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

27. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

28. Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

30. Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his/her estate.

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31. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Executive’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Executive or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. Executive understands that nothing in the Employee Confidentiality and Inventions Agreement or the Employment Agreement shall limit or prohibit Executive from engaging in any protected conduct set forth in this section.

32. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by overnight courier; (b) if sent by electronic mail, telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:	Accuray Incorporated
1240 Deming Way
Madison, WI 53717
Attn: Board of Directors
c/o Corporate Secretary

If to Executive:	Address: most recent on file with the Company
Email: most recent on file with the Company

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Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third business day after being sent by first class, United States certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by electronic mail, telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by electronic mail, telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

33. Miscellaneous Provisions.

(a) The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.

(b) Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c) Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d) Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him/her or it in entering into this Agreement.

(e) Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.

(f) Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/SHE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE/SHE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(Signature page follows)

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

EXECUTIVE:	/s Suzanne Winter

Date: October 17, 2025

COMPANY:	Accuray Incorporated

	By:	/s/ Joseph Whitters
	Name:	Joseph Whitters
	Title:	Chairman of the Board of Directors
	Date:	October 18, 2025

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Exhibit B

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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